Exhibit 99.1

Neumora Therapeutics Announces Initiation of Phase 1 Clinical Study of M4 Positive Allosteric Modulator NMRA-898

NMRA-898 is structurally distinct from NMRA-861 and is the second M4 PAM in Neumora’s M4 franchise; both programs have potential best-in-class pharmacology

No convulsions observed in pre-clinical studies conducted in multiple species, including rabbits

Neumora plans to provide a comprehensive M4 franchise update by mid-2026

WATERTOWN, Mass., October 27, 2025 — Neumora Therapeutics, Inc. (Nasdaq: NMRA), a clinical-stage biopharmaceutical company redefining neuroscience drug development, today announced the initiation of a Phase 1 single-ascending dose/multiple-ascending dose (SAD/MAD) study of NMRA-898.

Neumora’s M4 franchise comprises two highly potent and selective M4 muscarinic receptor positive allosteric modulators (PAMs), NMRA-861 and NMRA-898, that may offer an improved therapeutic profile for schizophrenia and other neuropsychiatric disorders over standard of care. The Company previously announced the initiation of a Phase 1 SAD/MAD study with NMRA-861 in July 2025. That study and the Phase 1 SAD/MAD study with NMRA-898 announced today will each evaluate the safety, tolerability, and human pharmacokinetic data for each compound confirming the potential for once-daily dosing and central nervous system exposure of NMRA-861 and NMRA-898. Neumora plans to evaluate the strategy for its M4 franchise based on these data, potentially including advancing development of one or both programs. Neumora expects to provide a comprehensive franchise update in mid-2026.

“With both NMRA-898 and NMRA-861 now in the clinic, we are positioned with exceptional strategic flexibility as we advance two potentially best-in-class M4 PAMs,” said Bill Aurora, Pharm.D., chief operating and development officer, Neumora. “These structurally distinct M4 compounds each demonstrate potential best-in-class pharmacology, giving us the optionality to pursue one or both assets as we advance development. This not only strengthens our pipeline but also enables us to strategically prioritize indications where we can deliver the greatest impact for patients.”

About NMRA-898

NMRA-898 is an investigational positive allosteric modulator of the M4 muscarinic receptor subtype. Neumora exclusively licensed certain intellectual property rights related to NMRA-898 from the Warren Center for Neuroscience Drug Discovery at Vanderbilt University, including a composition of matter patent extending to 2044 excluding any patent term adjustment or extension. While most current antipsychotics approved for schizophrenia work primarily by blocking D2 dopamine receptors, growing evidence supports the approach of targeting the M4 muscarinic receptor to elicit antipsychotic effects, without the side effects associated with the first- and second-generation antipsychotics. M4 muscarinic receptor-targeting compounds have shown robust antipsychotic activity in multiple, placebo-controlled clinical trials, demonstrating potential as an approach to treating schizophrenia. NMRA-898 has demonstrated a best-in-class pre-clinical profile in studies which were completed at the Warren Center for Neuroscience Drug Discovery at Vanderbilt University.

About Schizophrenia

Schizophrenia is a debilitating neuropsychiatric disorder characterized by positive symptoms (such as delusions and hallucinations), negative symptoms (such as diminished emotional expression) and cognitive symptoms (such as deficits in types of memory) that impacts approximately 3 million adults in the United States. Significant unmet medical need remains as many currently approved therapies for schizophrenia may be associated with serious side effects, including extrapyramidal symptoms and cardiometabolic effects. In fact, a study conducted by the National Institute of Mental Health found that approximately 75 percent of people with schizophrenia discontinue medication within 18 months due in part to inefficacy or intolerable side effects.

About Neumora

Neumora Therapeutics, Inc. is a clinical-stage biopharmaceutical company founded to confront the greatest medical challenges of our generation by taking a fundamentally different approach to the way treatments for brain diseases are developed. Our therapeutic pipeline currently consists of seven programs that target novel mechanisms of action for a broad range of underserved, prevalent diseases. Neumora’s mission is to redefine neuroscience drug development by bringing forward the next generation of novel therapies that offer improved treatment outcomes and quality of life for patients.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements about Neumora Therapeutics, Inc. (the “Company,” “we,” “us,” or “our”) within the meaning of the federal securities laws, including statements related to: Neumora’s intention to redefine neuroscience drug development by bringing forward the next generation of novel therapies that offer improved treatment outcomes and quality of life for patients suffering from brain diseases; the timing, progress and plans for its therapeutic development programs, including the NMRA-861 and NMRA-898 Phase 1 studies, best-in-class pharmacology and the potential of M4 PAMs; the potential for Neumora to continue to advance its M4 portfolio; the potential benefits of NMRA-861 and NMRA-898; intellectual property protection and other statements identified by words such as “could,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Other than statements of historical facts, all statements contained in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause the actual results to be materially different from the information expressed or implied by these forward-looking statements, including, among others: the risks related to the inherent uncertainty of clinical drug development and unpredictability and lengthy process for obtaining regulatory approvals; risks related to the timely initiation and enrollment in our clinical trials; risks related to our reliance on third parties, including contract research organizations; risks related to serious or undesirable side effects of our therapeutic candidates; risks related to our ability to utilize and protect our intellectual property rights; and other matters that could affect sufficiency of capital resources to fund operations. For a detailed discussion of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Neumora’s business in general, please refer to the risk factors identified in the Company’s filings with the Securities and Exchange Commission (SEC), including but not limited to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 which was filed with the SEC on August 6, 2025. Forward-looking statements speak only as of the date hereof, and, except as required by law, Neumora undertakes no obligation to update or revise these forward-looking statements.

Neumora Contact
Helen Rubinstein
617-402-5700
Helen.Rubinstein@neumoratx.com